                                  EXHIBIT  10.38



EXECUTION 5-2-96

This THIRD AMENDMENT TO POWER PURCHASE AGREEMENT, effective the 6th day of November, 1995, is between MAINE ENERGY RECOVERY COMPANY, LIMITED PARTNERSHIP ("Seller") and CENTRAL MAINE POWER COMPANY ("Buyer").

WHEREAS, Seller and Buyer entered into a Power Purchase Agreement dated January 12, 1984, (together with any amendments thereto, the "Agreement") governing the sale of electricity from Seller's Facility located in Biddeford, Maine; and

WHEREAS, the parties to the Agreement entered into a First Amendment dated April 25, 1986, in order to establish an agreed upon pricing system for Seller's deliveries of Firm Energy; and

WHEREAS, the parties to the Agreement entered into a Second Amendment dated February 21, 1991, in order to facilitate the accounting of amounts owed from Buyer to Seller and from Seller to Buyer by providing Buyer with certain set off rights; and

WHEREAS, CL Power Sales One, L.L.C. has agreed to make certain payments to Seller, in return for which payments Seller has agreed to enter into a certain Capacity Purchase Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and other good valuable consideration, the receipt and adequacy of which are hereby acknowledged, Buyer and Seller agree as follows:

1. The Agreement is amended by adding to the Table of Contents the following new Article title:

            XXVI - ARBITRATION

            XXVII - PREPAYMENT OF CAPACITY

2. The Agreement is amended by inserting in Article I the following definitions:

            "Capacity Purchase Agreement" means the agreement between Seller and a third-party Capacity Provider regarding the terms under which Seller will sell the entire capacity of the Facility to such third-party, as permitted pursuant to Article III.

            "Capacity Provider" has the meaning set forth in Article III.

            "Capacity Sales Agreement" means the agreement between Buyer and a third-party Capacity Provider regarding the terms under which Buyer will purchase the entire capacity of the Facility from such third-party, as permitted pursuant to Article III.

            "Escrow Agent" means Key Trust Company of Ohio, N.A., or any successor escrow agent, under the terms of the Escrow Agreement.

            "Expiration Draw" has the meaning set forth in the Escrow Agreement.

            "Escrow Agreement" means that certain Escrow Agreement, dated April 30, 1996, among Buyer, Seller, Capacity Provider, Issuer, and the Escrow Agent.

            "ING" has the meaning set forth in Article XIII.

            "Issuer"  means the issuer of the  letter  of credit as set forth in
      Article XIII.

            "ON-PEAK HOURS" are the hours between 8:00 a.m. and 9:00 p.m., Monday through Friday, excluding legal holidays, during the period from April 1 through October 31, and between 7:00 a.m. and 9:00 p.m., Monday through Friday, excluding legal holidays, during the remainder of the year. All hours during Saturday, Sunday, and legal holidays are Off-Peak Hours.

            "OFF-PEAK HOURS" include all hours which are not On-Peak Hours.

            "SCHEDULED STEOFF HOURS" are those hours in any Calendar Year which occur during the following periods: (1) from April 1 through and including May 31, any period that includes any hour between Friday at 9:00 p.m. and the following Monday at 8:00 a.m.; and (2) all Holiday Periods for holidays which fall between the dates of April 1 and September 15. If a holiday falls on or is observed on Monday, the "Holiday Period" shall mean the eighty-three (83) hour period that begins at 9:00 p.m. on Friday before the holiday and ends at 8:00 a.m. on the Tuesday after the holiday. If a holiday falls on or is observed on Friday, then "Holiday Period" shall mean the eighty-three (83) hour period that begins at 9:00 p.m. on the Thursday before the holiday and ends at 8:00 a.m. on the Monday after the holiday. If a holiday falls on or is observed on a day other than Monday or Friday, then "Holiday Period" shall mean the thirty-five (35) hour period that begins at 9:00 p.m. on the day before the holiday and ends at 8:00 a.m. on the day after the holiday. For purposes of Scheduled STEOFF Hours, the term "holiday" shall mean any legal holiday in the State of Maine, as determined pursuant to 4 M.R.S.A. ss. 1051.

            "SHORT-TERM ENERGY-ONLY RATE" ("STEO") is the rate per kilowatt-hour established by the Commission from time to time pursuant to Chapter 36,
      Section 3, of its Rules and Regulations, or any successor provision, for sales from a Qualifying Facility of energy only to a utility on an intermittent basis and shall be expressed in cents, rounded to the nearest hundredth. If the Commission has not established a STEO within eighteen
      (18) months preceding the date or dates on which a STEO value is required for purposes of this Agreement, Buyer shall calculate STEO consistent with the principles for the calculation of such a rate utilized by the Commission in the most recent proceedings to established STEO immediately prior to that eighteen-month period using the most recently-available forecasts of fuel costs, load levels, and other variables then being used by Buyer which variables are typically used by the Commission in determining a value for STEO. The Buyer-calculated STEO shall serve as STEO until the earlier of (i) the Commission establishing STEO or (ii) eighteen (18) months after Buyer's most recent calculation of STEO. If the contingency described in (ii) above occurs, Buyer shall recalculate STEO consistent with the methodology described herein. It is the intent of Buyer and Seller to have STEO calculated by either the Commission or Buyer at least every eighteen months. In the event that Buyer determines a value for STEO as provided hereinabove and the Commission subsequently determines a value for STEO which differs from the Buyer-calculated value, there shall be no retroactive adjustment with respect to any payments made on the basis of the Buyer-calculated STEO.

            "SHORT-TERM ENERGY-ONLY ON-PEAK RATE" (STEON") is a rate determined in the manner described in the definition of "STEO" herein, but applicable to deliveries of energy during On-Peak Hours only. If the Commission has not established a separate STEON rate, then the STEON rate shall be equal to STEO x 1.10.

            "SHORT-TERM ENERGY-ONLY OFF-PEAK RATE" ("STEOFF") is a rate determined in the manner described in the definition of "STEO" herein, but applicable to deliveries of energy during Off-Peak Hours only. If the Commission has not established a separate STEOFF rate, then the STEOFF rate shall be equal to STEO x 0.90.

3. The Agreement is amended by deleting ARTICLE II: TERM and a substituting thereof the following:


                                ARTICLE II: TERM

            The term of this Agreement commenced on January 12, 1984 and will terminate on December 31, 2012.

            Seller shall purchase Seller's Electrical Usage under one or more of the applicable retail tariffs filed with and approved by the Maine Public Utilities Commission. Any reactive demand charges for such purchases shall be based only on the kvar reading associated with the net inflows of reactive power, if any, at the Point of Delivery.

4. The Agreement is amended by deleting ARTICLE III: SALE OF POWER and substituting therefor the following:


                           ARTICLE III: SALE OF POWER

            Subject to the provisions of the second paragraph of Article IX, Seller agrees to sell and Buyer agrees to purchase the entire output of Firm Energy, less energy used for generator auxiliaries, from Seller's Facility. Subject to the provisions of the second paragraph of Article IX, Seller shall at all times during the term of this Agreement use its best effort to generate and sell Firm Energy up to 150,000,000 kWh per year at its Facility consistent with satisfying proper maintenance of the Facility, and Prudent Electrical Practice. Both parties agree that they will make all determinations called for herein and carry out all obligations herein, in good faith and in a reasonable manner.

            Buyer shall pay for deliveries of Firm Energy for the Calendar Year of generation at the Total Rate set forth in Attachment II, except as otherwise provided in this Agreement. However, the number of kilowatt-hours subject to Attachment II rates shall not exceed 150,000,000 in any Calendar Year. Once Seller has delivered in any Calendar Year 150,000,000 kWh which Buyer is obligated to purchase at the Attachment II rates, deliveries to Buyer during any On-Peak Hour shall be purchased at STEON and deliveries to Buyer during any Off-Peak Hour shall be purchased at STEOFF. Any deliveries of Firm Energy during Scheduled STEOFF Hours shall be purchased by Buyer at the STEOFF rate. The 150,000,000 kWh per Calendar Year figure shall be prorated on a daily basis during any partial years.

            If under Article XI hereof Buyer elects a Special Work Period or an Allowable Work Time that occurs outside of scheduled maintenance hours (collectively a "Work Period Curtailment"), Seller will be deemed to have delivered 410,000 kWh of Firm Energy per day for the duration of the Work Period Curtailment, except for those days during the Work Period Curtailment on which Seller actually delivers more than 410,000 kWh of Firm Energy, in which case Seller will be credited for that day with its actual deliveries for purposes of meeting its minimum delivery requirements under this Article XIII. Any Firm Energy deemed to be delivered under this paragraph will not be paid for by Buyer, or be included in the number of kilowatt hours subject to Attachment II rates, but will qualify toward meeting Seller's minimum delivery requirement under Article XIII.

            If Buyer is obligated, pursuant to the terms of Article XI, to pay Seller for Firm Energy not actually delivered as a result of a curtailment, interruption or reduction period exceeding the Allowable Work Time or, if applicable, the Special Work Period, the Firm Energy paid for pursuant to the terms of Article XI but not actually delivered shall be deemed delivered both for the purpose of determining (i) compliance with the 100,000,000 kWh, 41,369,863 kWh, and 15,000,000 kWh minimum delivery obligations set forth in Article XIII and (ii) in the number of kilowatt hours subject to Attachment II rates.

            If written consent is given by Buyer, Seller may sell to a third-party ("Capacity Provider") the entire capacity of the Facility until May 31, 2007 ("Capacity Sale"). If such Capacity Sale takes place, the Agreement shall remain in effect between Buyer and Seller without amendment or modification, except as provided herein. Buyer shall pay Seller for deliveries of energy from the effective date of the Capacity Sale until May 31, 2007 at the Energy Rate set forth in Attachment II, except for deliveries during Scheduled STEOFF Hours and deliveries in excess of 150,000,000 kWh per Calendar Year, which will be paid for at the rates set forth in the second paragraph of this Article. In the event of a Capacity Sale, Buyer and Capacity Provider shall determine the terms under which capacity payments will be paid to Capacity Provider and Buyer shall have no obligation, so long as this Agreement is in effect, to pay Seller for capacity until June 1, 2007. Seller shall not receive the Capacity Rate for the scheduled term of any such Capacity Sale, regardless of the performance or non-performance of Capacity Provider under its Capacity Purchase Agreement. It is expressly understood that Firm Energy during the term of such Capacity Sale shall be provided as follows: both energy and capacity will be delivered to Buyer (energy pursuant to this Agreement and capacity pursuant to a Capacity Sales Agreement), but Seller shall sell only energy to Buyer and the Capacity Provider will sell capacity to Buyer. During any Capacity Sale, Seller shall have no obligation to Buyer to provide the capacity portion of Firm Energy. Buyer will during any Capacity Sale look solely to the Capacity Provider to provide capacity, and Seller shall have only the obligations regarding capacity as set forth in the Capacity

      Purchase Agreement. It is agreed that Buyer is expressly not an intended third-party beneficiary having any right of action under any Capacity Purchase Agreement.

            In the event of a Capacity Sale pursuant to the previous paragraph, if Buyer subsequently materially breaches, including by rejection in bankruptcy, its Capacity Sales Agreement with Capacity Provider and such Capacity Sales Agreement is terminated as a result of such breach, Buyer shall be deemed to have materially breached this Agreement and Seller shall have the right, for a period of 395 days following such termination of the Capacity Sales Agreement, to terminate this Agreement. In the event that Seller materially breaches, including by rejection in bankruptcy, its Capacity Purchase Agreement with Capacity Provider, Seller shall be deemed to have materially breached this Agreement and Buyer shall have the right, so long as such breach is not cured, to terminate this Agreement. For purposes of this paragraph, "reject" shall mean: (a) that the applicable agreement is rejected by or on behalf of either Buyer or Seller (whether by a trustee, the debtor in possession, or otherwise) and such rejection is approved, as applicable, pursuant to Section 365 of the Bankruptcy Code, 11 U.S.C. ss. 101, et seq., or any other provision of the Bankruptcy Code or of any other bankruptcy or insolvency law, now or hereafter in effect, which similarly provides for the rejection of executory contracts, and any right of reconsideration, review and appeal has been exhausted or is otherwise waived or barred or (b) if, as of the time distribution of the assets of the estate of Buyer and Seller, as applicable, whether in a liquidation pursuant to a confirmed Chapter 11 plan or otherwise, such agreement has not been assigned to and assumed by a party capable of performing thereunder.

            Buyer hereby consents to Seller's sale to CL Power Sales One, L.L.C., pursuant to the Capacity Purchase Agreement dated as November 6, 1995 (the "Capacity Purchase Agreement"), of the entire capacity of the Facility until May 31, 2007, and Buyer, without waiving any other rights now available or hereafter arising with respect to Seller, agrees that it shall not seek to amend, modify or terminate any of its obligations hereunder by virtue of a claim or assertion arising under Article XX(A) or otherwise that the sale of capacity by Seller to Capacity Provider is inconsistent with the status of the Facility as a Qualifying Facility as defined in 16 U.S.C. Section 796(17)(c) and 35-A MRSA Section 3303(7).

5. The Agreement is amended by deleting ARTICLE IX: DELIVERIES and substituting therefor the following:


                             ARTICLE IX: DELIVERIES

            Seller shall deliver all Firm Energy in excess of the Seller's Electrical Usage of the Facility at the Point of Delivery in the form of 3 phase 34,500 volts 60 Hertz electricity up to a maximum capacity of 25,000 kVA, which Firm Energy shall be delivered to Buyer at the Point of Delivery as described in Attachment I hereof. It is expressly understood and agreed that Seller shall sell to Buyer and Buyer shall purchase the Gross Generation of Firm Energy from the Facility although Seller is only obligated to deliver the Net Generation of the Facility. Seller shall enter into a separate contract to purchase Seller's Electrical Usage. Notwithstanding any of the foregoing, Buyer shall have no obligation to pay for deliveries in excess of 25,000 kWh per hour.

            Subject to its obligation to deliver Firm Energy, Seller shall, during the following time periods, have the right to deliver and sell energy from the Facility to another purchaser: (1) during Scheduled STEOFF Hours; and (2) at any time during a Calendar Year once Seller has delivered to Buyer 150,000,000 kWh which Buyer is obligated to purchase at the Attachment II rates. If Seller desires to transact wholesale sales of energy from the Facility in the aforementioned situations, then Buyer shall accommodate such sales by providing transmission services over Buyer's transmission facilities. The rates, terms, and conditions pertaining to Buyer's provision of such transmission services to Seller shall be consistent with the final rulings promulgated by the Federal Energy Regulatory Commission ("FERC") in FERC Docket No. RM95-8-000, Promoting Wholesale Competition Through Open Access Non-Discriminatory Transmission by Public Utilities, and FERC Docket No. RM94-7-001, Recovery of Stranded Costs by Public Utilities and Transmitting Utilities, or at Seller's option, Buyer's most favorable then currently available and applicable transmission tariff. In consideration of Buyer's agreement to permit sales of excess energy during the periods set forth above, and in consideration of Buyer's agreement to provide transmission services to accommodate such sales, Seller agrees that Buyer shall have the right of first refusal to purchase any energy proposed to be sold to a third party under this paragraph for use in Buyer's service territory. Seller shall offer the exercise of this right to Buyer by delivery to Buyer of a copy of a firm offer to buy energy for use in Buyer's service territory, prior to entry into any agreement for sale of energy for use in Buyer's service territory. Buyer shall have ten business days after receipt of the copy of the firm offer to substitute itself for the proposed purchaser under such firm offer. If Buyer elects to purchase energy, it may do so under the terms and conditions of the firm offer, except that the price shall be the time-differentiated STEO rate in effect at the time the energy is delivered, so that deliveries during any On-Peak Hour shall be purchased at STEON and deliveries during any Off-Peak Hour shall be purchased at STEOFF.

6. The Agreement is amended by deleting the first paragraph of ARTICLE X and substituting therefor the following:

            Seller shall during the term of this Agreement maintain the Facility, including Seller's Interconnection Equipment and protective relay equipment, in accordance with Prudent Electrical Practice. With respect to scheduling maintenance of the Facility and Seller's Interconnection Equipment, Seller shall provide to Buyer on the first business day of September of each year a list of dates, in order of priority, in which Seller would like to schedule maintenance. For purposes of this Agreement, "business day" shall mean any day from Monday through Friday, except for any legal holiday in the State of Maine, as determined pursuant to 4 M.R.S.A. ss. 1051. Within one month Seller and Buyer will agree on dates for maintenance of the Facility and Seller's Interconnection Equipment. Seller shall schedule all major maintenance projects (projects reasonably expected to have a duration of longer than three (3) days) between the dates of April 1 and June 15, and between the dates of September 15 and November 30. If Seller and Buyer are unable to agree upon a date, or if the parties agree upon a date and Seller subsequently fails to perform on the agreed upon date, without Buyer's agreement, Seller shall lose the one percent adjustment for scheduled maintenance for the Calendar Year in which such maintenance was scheduled to occur. Buyer shall establish reasonable scheduled maintenance guidelines that set forth procedures for matters such as the timely communication of modification by Seller of previously agreed upon scheduled maintenance dates and operating parameters (e.g., ramp-up and ramp-down periods) to be applied in determining whether Seller performed on the agreed upon date. Seller agrees to accept Buyer's existing scheduled maintenance guidelines for small power producers as reasonable.

7. The  Agreement is amended by adding the  following  paragraphs  to the end of
ARTICLE XIII:

            Beginning in Calendar Year 1996, notwithstanding any of the foregoing, if Seller fails to deliver to the Point of Delivery (or to be deemed to have delivered under the terms hereof) at least 15,000,000 kWh during any Calendar Year, Seller will be deemed to have materially breached this Agreement and Buyer may terminate this Agreement and shall not have any further liabilities or obligations to Seller under this Agreement. The 15,000,000 kWh per Calendar Year figure shall be prorated on a daily basis during any partial years. In the event of a Force Majeure, the 15,000,000 kWh per Calendar Year shall be prorated on an hourly basis to account for the period of time that the Facility is not available.

            If Seller breaches this Agreement by failure to deliver (or to be deemed to have delivered under the terms hereof) the minimum 15,000,000 kWh per year and Buyer terminates this Agreement on account of such failure, Buyer will be injured both by loss of an expected reliable source of energy and on account of the loss of value of a portion of the payments made in connection with the Capacity Sales Agreement and the Capacity Purchase Agreement. The amount of such injury will be difficult to calculate with certainty at the time of the breach and difficult to predict at the time of formation of this Third Amendment, given the length of the Term. Accordingly, the parties have agreed to liquidate the loss to Buyer arising out of such breach and termination, as follows: upon such termination, Seller shall pay to Buyer the difference between: (a) Forty-Five Million Dollars ($45,000,000), and (b) the product of (i)
      $3,750,000 and (ii) the number of completed Calendar Years from and including 1996 to the date of termination of this Agreement.

            Notwithstanding any provision of this Agreement, no termination of this Agreement by Seller shall constitute a waiver or otherwise affect any statutory right (as existing at the time of termination) of Seller to sell or any statutory obligation (as existing at the time of termination) of Buyer to negotiate a new agreement to purchase capacity and energy from the Facility after such termination.

            Buyer anticipates that Seller will deliver to Buyer at least 150,000,000 kWh of energy per Calendar year from the Facility under this Agreement. If energy delivered falls substantially below that amount, Buyer will be injured in an amount that is difficult to calculate with certainty at the time of breach and difficult to predict, given the length of the Term. Accordingly, the parties have agreed to liquidate the loss to Buyer arising out of substantial under-deliveries of energy in any Calendar Year prior to January 1, 2007, or during the partial year from January 1, 2007, through May 31, 2007, as follows: If the amount of energy delivered or deemed to be delivered by Seller to Buyer under this Agreement falls below 100,000,000 kWh in any Calendar Year after 1995 and before January 1, 2007, or if energy delivered or deemed delivered falls below 41,369,863 kWh between January 1 and May 31, 2007, then Seller shall pay Buyer the sum of $3,750,000.00 with respect to each year or final partial year when such shortfall occurs.

            Any reference in this Agreement to Seller's performance or nonperformance of delivery obligations established hereby at 100,000,000 kWh and 15,000,000 kWh per Calendar Year, and 41,369,863 kWh between January 1 and May 31, 2007, shall be deemed to include and refer to adjustments of such performance levels by: (a) including in the computation of total deliveries the "deemed" deliveries for any Work Period Curtailment under Article III, and (b) reducing the required level of performance pro rata for each hour of Force Majeure excuse validly claimed under Article XIX. Such adjustments shall apply whether or not the provision in question specifically refers to prorations or deemed deliveries.

            In order to secure Seller's obligations under this Article to pay liquidated damages to Buyer, Seller shall assure that a Qualified Letter of Credit is issued and outstanding, in an amount equal to the damages then applicable on failure to deliver 15,000,000 kWh at all times until May 31, 2007 other than following an Expiration Draw, and at all times after May 31, 2007 that a dispute exists between Buyer and Seller regarding an attempt by Buyer to draw under an existing letter of credit which attempt to draw occurred prior to May 31, 2007. For purposes of this paragraph, a "Qualified Letter of Credit" shall mean a letter of credit issued by a financial institution meeting the following criteria:

            (i) if Internationale Nederlanden (U.S.) Capital Corporation ("ING") is the issuer, and if the Guaranty dated as of April 30, 1996 issued by ING Capital Holdings to the Escrow Agent with respect to the Issuer's obligations remains in effect, then a letter of credit shall be a Qualified Letter of Credit so long as an ING Credit Event, as hereinafter defined, has not occurred; and

            (ii) If any other financial institution having an office in the United States where the letter of credit is payable is the issuer, then a letter of credit shall be a Qualified Letter of Credit if the long-term debt of the issuer (or of a bank holding company parent of the issuer) is rated not less than A by both Moody's and Standard & Poor's.

If an issued and outstanding letter of credit ceased to be a Qualified Letter of Credit on account of an adverse change in the financial condition of the issuer, then Seller shall provide alternative credit support within 270 days after demand by Buyer or such shorter time as provided in the definition of "ING Credit Event" set forth below. If Seller shall fail to so provide alternative support, then Buyer shall make all payments otherwise due under this Agreement to the Escrow Agent to be held under the same terms as applicable to cash held following an Expiration Draw. If Seller subsequently provides alternative credit support as provided herein, Buyer shall cease making payments into escrow and any amounts held in escrow shall be dealt with pursuant to the Escrow Agreements. Seller may provide alternative credit support by using any of the following mechanisms:

            (i) provide a replacement Qualified Letter of Credit;

            (ii) provide a confirming letter of credit from a financial institution from which a letter of credit would constitute a Qualified Letter of Credit; or

            (iii) deposit cash with the Escrow Agent in an amount equal to the outstanding letter of credit under the terms set forth in the Escrow Agreement, but without reference to the Issuer.

In the event a replacement Qualified Letter of Credit or other alternate credit support is issued by an entity other than ING, then such replacement or alternate entity must also enter into agreements with the Escrow Agent, Buyer, Seller, Capacity Provider, and the Note Purchasers in substantially the same form and content as the agreements with such parties entered into by ING in connection with the Capacity Sale to CL Power Sales One contemplated hereunder.

The Escrow Agent shall surrender the outstanding letter of credit upon tender of a replacement Qualified Letter of Credit or other alternative credit support that satisfies the requirements set forth above.

For purpose of this Article, an "ING Credit Event" shall be deemed to have occurred if any of the following occurs and is continuing:

            (i) failure by ING or Internationale Nederlanden (U.S.) Capital Holdings Corporation ("ING Capital Holdings") to pay a letter of credit draft or guarantee demand in an amount greater than $10,000,000, unless such draft or demand is the subject of a bona fide dispute (in such event, Seller shall provide alternative credit support within 120 days after demand by Buyer);

            (ii) the rating assigned to the unsecured senior debt securities of the direct or indirect banking institution parent of ING having publicly rated debt, exclusive of ratings assigned to debt issues that are based primarily on collateral adequacy and not on issuer creditworthiness (i.e., non-recourse asset-backed securities ratings) (the "ING Bank Debt Rating") is downgraded to A2/P2 AND has a long-term rating less than A assigned by both Moody's and Standard & Poor's (in such event, Seller shall provide alternative credit support within 180 days after demand by Buyer);

            (iii) the ING Bank Debt Rating is downgraded to either A2/P2 (i.e., both short term ratings are reduced) OR has a long-term rating less than A from either Moody's or Standard & Poor's (i.e., either of the long-term ratings is less than A) (in such event, Seller shall provide alternative credit support within 270 days after demand by Buyer); or

            (iv) ING notifies Buyer that the Revolving Credit Facility Agreement dated July 13, 1993 provided ING Bank N.V. to the direct or indirect U.S. parent ING either has a remaining term of less than two years or the aggregate commitment thereunder is reduced below $4 billion (in such event, Seller shall provide alternative credit support within 270 days after demand by Buyer).

If more than one ING Credit Event has occurred, the shortest applicable time frame for providing alternative credit support shall govern. If an ING Credit Event is triggered by an ING Bank Debt Rating reduction that is later restored before the time for credit support replacement has expired, then the ING Credit Event shall be deemed "cured". If ING or ING Capital Holdings shall receive a long-term debt rating of not less than A from both Moody's and Standard & Poor's, then the ING Credit Events set forth above shall no longer apply and Seller shall be required to provide alternative credit support within 270 days after either of such ratings is reduced below A. If the dual "A" rating is received by ING, then the Guaranty by ING Capital Holdings may be canceled and the Letter of Credit issued by ING will be deemed Qualified without such Guaranty.

            If the terms of a Qualified Letter of Credit require Buyer's certification of annual levels of electricity production from Seller (or certification that the 100,000,000 kWh requirement has been met), then Buyer agrees to review promptly a draft certificate prepared by Seller. In the event that Seller executes and delivers such a certificate but Buyer refuses to do so for more than 30 days, the dispute will be resolved by arbitration hereunder. If Seller prevails in such arbitration Buyer will be liable to Seller for the incremental cost of the Letter of Credit caused by Buyer's wrongful refusal to certify production.

            In order to further secure the payment of liquidated damages from Seller to Buyer, Seller shall grant to Buyer a junior mortgage on the Facility. Such junior mortgage shall be expressly subordinate to the liens of ING or of any other lender which is the supplier of a Qualified Letter of Credit and liens securing the working capital line or any other financing obtained by Seller from time to time, up to the total outstanding of the stated amount of the Letter of Credit at such time, plus $15 million. Such mortgage shall include a requirement to name Buyer as a mortgagee under any property or casualty policy insuring the Facility and shall also include an express assignment of any rights to reimbursement for any damage or destruction to the Facility, whether by way of compensation for governmental taking, a recovery in tort, or any other form of such compensation; provided that such assignment shall be subordinated to the same extent as the mortgage.

8. The  Agreement  is amended by adding the  following  paragraph to then end of
Article XVIII:

            Notwithstanding any of the foregoing, Seller shall obtain and maintain with respect to the Facility insurance against perils presently covered under existing policies with existing coverage and deduction amounts (including, without limitation, machinery breakdown, flood, explosion, fire, lightning, riot, civil commotion, smoke, vandalism, malicious acts, wind or hail) in amounts necessary to repair any insured damage to the Facility (including complete reconstruction), together with such other insurance as may reasonably be necessary in view of the nature and business of the Facility, in each case, to the extent available at commercially reasonable rates. Insurance required or acceptable to the lender under the reimbursement agreement related to any Qualified Letter of Credit shall conclusively be deemed to satisfy the foregoing requirement. Seller shall provide Buyer with certificates of insurance certifying the issuance of such insurance, which certificates shall provide for not less than ten (10) days' notice of cancellation to the certificate holder. If Seller shall fail to maintain insurance required under this paragraph for more than ninety (90) days after notice from Buyer demanding the replacement of expired or canceled coverage, then Buyer may (bur shall not have the obligation to) acquire such insurance on its own, and deduct the amount paid therefor from the amount otherwise payable to Seller under this Agreement.

9. The Agreement is amended by deleting Article XIX in its entirety and replacing it with the following new Article XIX:


                           ARTICLE XIX: FORCE MAJEURE

            As used in this Agreement, "Force Majeure" means causes that are not preventable by reasonable diligence and beyond the reasonable control of the party claiming Force Majeure. It shall include, without limitation:

            (a) failure or interruption of services due to causes beyond a party's control;

            (b) sabotage, acts of public enemy, insurrections, wars (whether declared or otherwise), riots, vandalism;

            (c) strikes, lockouts, boycotts, sit-ins, slowdowns, or other labor disturbances, disputes or unrest (it being agreed that labor disturbances, disputes or unrest resulting from an employer's exercise of rights under or in connection with labor agreement or state or federal labor law shall not be deemed to be within the reasonable control of the employer);

            (d)   acts  of  God,  droughts,   floods,   hurricanes,   tornadoes,
                  cyclones, or other storms, earthquakes, epidemics;

            (e) accidents not preventable by reasonable diligence, fires, explosions, lightning strikes, breakdowns of or damage to the plant, equipment or Facility (other than breakdowns or damage caused by failure to conduct maintenance procedures required under this Agreement);

            (f) damage to roadways, interruptions to transportation, embargoes or blockades;

            (g) orders or acts of civil or military authority, including, but not limited to law, regulation, rule or order of any governmental authority, or other causes of similar nature, which wholly or partially prevent the delivering, processing or burning of garbage, the generating or selling of electricity or capacity to any person by the Facility or the disposal of ash, residue or other by-products from the Facility (provided, however, that such orders or acts shall not constitute a Force Majeure to the extent that they merely increase the cost of performance or require a change in the method of performance (E.G., a change of fuel mix), but do not delay or prevent performance hereunder);

            (h) appropriation or diversion of electricity by rule or order of any governmental authority having jurisdiction thereof, and failure to deliver or accept delivery of electricity during such time as a party may be obliged to temporarily discontinue delivering or accepting delivery of the electricity hereby contracted for on account of System Emergencies or System Pre-Emergencies.

            If either party is rendered wholly or partly unable to perform its obligations under this Agreement because of Force Majeure as defined above, that party shall be excused from whatever performance is affected by the Force Majeure to the extent so affected provided that:

            (A) the non-performing party shall promptly give the other party written notice describing the particulars of the occurrence. If such notice is given more than ten (10) working days after the occurrence of Force Majeure, then the excuse provided by such Force Majeure shall not apply to the period between the eleventh working day following the occurrence and the date the notice is given;

            (B) the suspension of performance be of no greater scope and of no longer duration than is reasonably required by the Force Majeure;

            (C)   no   obligations  of  either  party  which  arose  before  the
                  occurrence causing the suspension of performance be excused as a result of the occurrence;

            (D) the non-performing party uses reasonable efforts to remedy its inability to perform. If Seller fails to pursue such reasonable efforts within thirty (30) days after demand by Buyer, then the Force Majeure shall be deemed to have ceased until such time as reasonable efforts begin.

            Notwithstanding anything contained in this section, no excuse arising out of a Force Majeure event or series of related Force
            Majeure events shall continue for a period of greater than 18 months, unless: (i) prior to the end of such 18-month period the party claiming Force Majeure shall inform the other party whether or not such Force Majeure is permanent (in which case the next paragraph shall apply), and (ii) if the Force Majeure is declared not permanent, the party claiming Force Majeure shall provide to the other party, concurrent with the foregoing notice, detailed plans and schedules to cure the Force Majeure event, including, without limitation: (a) any regulatory or permitting requirements, (b) detailed plans and schedules for any necessary construction or procurements and (c) cost, expense and financial data sufficient to reasonably demonstrate that the cure of the Force Majeure will occur as proposed. If the party claiming Force Majeure fails substantially to conform to such plans and schedules, the other party may declare the Force Majeure excuse to be ended and the other party shall be obligated to perform all obligations under this Agreement.

            In the event Seller declares that it has been rendered permanently incapable of performing its obligations under this Agreement as a result of a Force Majeure pursuant to the foregoing paragraph, then Buyer shall have the right immediately to terminate this Agreement, neither party shall have any further liabilities or obligations to the other, including any liability for liquidated damages pursuant to Article XIII and Buyer shall instruct the Escrow Agent to return any Qualified Letter of Credit or any proceeds of any Expiration Draw to the Issuer; PROVIDED, HOWEVER, that if the Force Majeure event in question was or should have been insured by Seller under the terms of this Agreement or if the event in question entitles Seller to receive compensation, then Seller shall have liability to Buyer for liquidated damages upon termination pursuant to the provisions of Article XIII hereof to the extent of the lesser of the amount of such liquidated damages and the proceeds of such required insurance or compensation remaining after discharge of the senior obligations described in the last paragraph of Article XIII.

10. The  Agreement  is amended by adding  after  ARTICLE XXV the  following  new
ARTICLE XXVI:


                            ARTICLE XXVI: ARBITRATION

      (a) Any controversy or claim between or among the parties arising out of or relating to this Agreement or any agreement or instruments relating hereto or delivered in connection herewith, and including but not limited to a claim that a proposed draw under the letter of credit referred to in
      Article XIII is improper and/or a claim based on or arising from an alleged tort, shall at the written request of any party be determined by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration proceedings shall be conducted in Portland, Maine. The arbitrators shall have the qualifications set forth in subparagraph (b) hereto. All statutes of limitations which would otherwise be applicable in a judicial action brought by a party shall apply to any arbitration proceeding hereunder.

      (b) The arbitrators shall be selected in accordance with the rules of the American Arbitration Association from panels maintained by the Association. The panel shall consist of three arbitrators, one selected by each party and the third selected by the two party appointees. At least one of the arbitrators must have at least 15 years experience in the power generation industry, including experience in power supply management. Each party shall bear its own costs arising from the arbitration, which costs shall include attorneys' fees, administrative fees, arbitrators' fees, and court costs. The arbitrators also may grant provisional or ancillary remedies such as, for example, injunctive relief, attachment, or the appointment of a receiver, either during the pendency of the arbitration or as part of the arbitration.

      (c) Notwithstanding the applicability of other law to any other provision of this Agreement, the Federal Arbitration Act, 9 U.S.C. ss. 1 ET Seq., shall apply to the construction and interpretation of this arbitration paragraph.

      (d) In any demand or claim for arbitration relating to a matter in which an award in excess of $100,000 is or may be sought, the party seeking arbitration shall set forth in detail the basis of its claim in a written demand for arbitration. The arbitrator shall establish a period prior to the arbitration date when each party shall have the right to obtain discovery from the other party that would ordinarily be available under the civil rules applicable in the Maine Superior Court. Similarly, any party proposing to present expert testimony in the arbitration shall, within the reasonable time period established by the arbitrators, provide the other party with a detailed written summary of the proposed testimony of such expert.

      (e) Buyer and Seller each recognize the benefits of quick dispute resolution. It is the intent of the parties that each arbitration proceeding be concluded within three (3) months of the written request for arbitration.

      (f) Any award, order or judgment pursuant to such arbitration shall be deemed final and may be entered and enforced in any state or federal court of competent jurisdiction. Each party agrees to submit to the jurisdiction of any such court for purposes of the enforcement of any such award, order or judgment.

11. The Agreement is amended by adding a new Article XXVII, as follows:


                      ARTICLE XXVII: PREPAYMENT OF CAPACITY

            In the event that Buyer exercises its rights under section 3.2(h) of that certain Capacity Sales Agreement between buyer and CL Power Sales One, L.L.C. ("CL One") dated as of November 6, 1995 (the "Capacity Sales Agreement") to prepay in full its obligations to make monthly capacity payments, THEN:

            (a) Buyer shall undertake to make payments to Maine Energy equal to the Quarterly Payments and LC Fee Reimbursement Payments at the time and in the manner required at the time of such undertaking pursuant to the Capacity Purchase Agreement;

            (b) Seller shall deliver Capacity for the Facility to Buyer through May 31, 2007, under this Agreement, without further charge (other than payment of the aforesaid Quarterly Payments and LC Fee Reimbursement Payments);

            (c) Seller shall negotiate in good faith with Buyer regarding replacement of the Letter of Credit with a mortgage and termination of the LC Fee Reimbursement Payments;

            (d) Seller shall consent to the termination of the Capacity Purchase Agreement by CL One;

            (e) Seller shall cooperate with buyer in making any changes to the Escrow Agreement necessary to reflect the termination of CL One's interest.

12. The Agreement is further amended by replacing Attachment II: Rate Schedule with the Attachment II that is affixed to this Amendment.

13. The rate per kWh payable to Seller is, on the date hereof, subject to a scheduled maintenance rate adjustment under Article X of the Agreement on account of alleged failure to perform schedule maintenance on the agreed upon date. Seller dispute the validity of this adjustment. By execution of this Third Amendment, the parties agree that the one percent (1%) adjustment relating to scheduled maintenance occurring or scheduled to occur prior to the date of execution hereof shall apply to deliveries occurring from January 1, 1995 through November 5, 1995. Seller waives any dispute as to the correctness of such adjustment and Buyer waives any claim for any additional adjustment on account of scheduled maintenance occurring or scheduled to occur prior to the date of execution hereof.

14. In all other respects the Agreement shall remain in full force and effect.

            IN WITNESS HEREOF, the parties hereto have executed this instrument.

      WITNESS:                       CENTRAL MAINE POWER COMPANY

                                     By: /s/ Frederick Woodruff
                                        -----------------------------
                                         Frederick Woodruff
                                     Its: Managing Director, Power
                                     Supply

                                     Dated:____________________________


                                     MAINE ENERGY RECOVERY COMPANY
                                     LIMITED PARTNERSHIP
                                     A Maine Limited Partnership
                                     By: Kuhr Technologies, Inc.
                                     Its   General Partner


      /s/ Robert E. Wetzel           By:  /s/ Martin J. Sergi
      ----------------------------        ------------------------------
      Witness                             Its chief Operating Officer

                                     Dated:____________________________

                                  ATTACHMENT II

                                  RATE SCHEDULE


               Total            Energy           Capacity
               Rate             Rate              Rate

               (cent)kWh       (cent)kWh        (cent)kWh

1995**          15.71           7.18              8.53
1996            16.59           7.18              9.41
1997            17.76           7.36             10.40
1998            16.63           7.54              9.09
1999            16.63           7.73              8.90
2000            16.63           7.92              8.71
2001            16.63           8.12              8.51
2002            16.63           8.32              8.31
2003            16.88           8.53              8.35
2004            17.13           8.74              8.39
2005            17.39           8.96              8.43
2006            17.65           9.18              8.47
2007*           17.92           9.41              8.51


* Rates shown for the year 2007 are for the period January 1, 2007 through May 31, 2007. Rates for the remainder of 2007 will be calculated as set forth below.

      For the period June 1, 2007 through December 31, 2007 during each Calendar Year from 2008 through 2012, the rate paid for deliveries shall be Market Rate, as defined in Appendix A hereto.

      All rates either listed above or calculated using methodologies listed above are deemed to include upward adjustments for maintenance scheduling (1%) and savings resulting from variations in line losses (2.89258%), as described in ss. 4(C)(7)(d) and (e) of the Maine Public Utilities Commission's Chapter 360 Rules.

**Rates shown for 1995 apply from November 7, 1995, to December 31, 1995.

                                  APPENDIX "A"

"MARKET RATE" is the average monthly market price for capacity and energy ($/kw or (cent)/kWh) delivered in wholesale transactions in New England for a block of energy and capacity similar in size and nature to a 20,000 KW resource or purchase capable of producing 150,000,000 kWh annually (i.e., a base load resource). The average monthly market price will be determined in (cent)/kWh, using a methodology that incorporates reference(s) to generally accepted, publicly available indicators of the components of market price. These components shall include at a minimum both fixed and variable operation and maintenance costs (including all ash disposal or spent fuel disposal costs, environmental compliance costs, start up and regulatory compliance costs), fuel costs, capital costs, and general and administrative costs. As necessary, the methodology will convert the components to (cent)/kWh. Further, the methodology and reference(s) utilized in the monthly determination will be agreed on by and be reasonably acceptable to Buyer and Seller. The Market Rate for a month shall to the extent possible be the average monthly market price for the particular month in which the deliveries to be paid for occur, but if data for that month is not available in time for the monthly billing statement preparation under
Article IV but is expected to be available later, payment will be made using the Market Rate for the previous month, until the Market Rate for the month in question is calculated. A "true up" to adjust for any differences in the interim Market Rate paid and the Market Rate finally calculated will be made in the next monthly billing period after the Market Rate for the month in question is finally calculated. It is the intent of the parties that Seller will be timely paid each month even though some component of the Market Rate has not been determined.

If generally accepted, publicly available indicators of components of market price become unavailable for more than three consecutive months and are expected to continue to be unavailable for the foreseeable future, or if the parties cannot agree on market price information sources, then the attached Proxy Unit Calculation Methodology will be utilized until such time as agreeable market reference(s) for future months become available.

Should any part of the Market Rate not be agreed to by Buyer and Seller or if the Buyer and Seller cannot agree on the Proxy Unit Calculation, then such disagreement shall be submitted to arbitration under the provisions hereof, for resolution in accordance with the standards for determining Market Rate set forth herein. It is the express intent of the parties that should they be unable to agree on all or any part of the Market Rate, they intend that Seller nevertheless be paid a reasonable price for its energy and capacity in accordance with the concepts set forth in Maine Uniform Commercial Code ss.2-305(1). The parties intend to be bound by the terms hereof even if they are unable to reach agreement on any applicable Market Rate for any month during the term hereof, and desire that the Market Rate be set in the absence of agreement by arbitration in accordance with the arbitration provisions hereof.

                     PROXY UNIT COST CALCULATION METHODOLOGY

            Total Proxy Unit costs will be the sum of the following 3 costs:
                  (1)   Capital Costs
                  (2)   Operation & Maintenance ("O&M") Costs
                  (3)   Energy Costs

      (1) Capital Costs will be calculated in $/mwh by multiplying the total installed costs of a Gas Fired Combined Cycle unit times the Economic Carrying Charge Rate of a facility with a 20 year Book & Tax life and a cost of capital equal to the U.S. Prime Rate plus 3 percentage points, as follows:


  CAPITAL COSTS           Total Unit                    Economic
        in         =    Installed Cost   *          Carrying Charge
      $/kWyr                in $/kW                       Rate
                                               (Redetermined Annually for
                                                each year when the
                                                computation is made)

      (2)(a) Fixed O&M in $/kWyr will be added to the above capital costs in $/kWyr

             For total fixed costs           Capital Costs in $/kWyr
                                           +Fixed O&M cost in $/kWyr
                                          ----------------------------
                                          Total fixed costs in $/kWyr


      (2)(b) Variable O&M costs in $/Mwyr will be added to fuel costs in $/Mwyr accordingly.


      (3) Energy Price will be computed by using the delivered price of Natural Gas to Maine in $/mCF divided by the Heating Content of NaturalGas in mBTU/MCF, as follows:

              Energy Price = ($/MCF) = $/mBTU
              ----------------------
                     mBTU
                     ----
                     MCF

      The Energy Costs will be calculated by multiplying the Energy Price in $/mBTU by an efficiency factor of heat rate associated with the combined cycle technology appropriate at that time. As way of example, a heat rate of 8,500 BUT/kWh is used for purpose of the example below.

                                                                  6
      Energy Costs = ($/mBTU)(8500 BTU/kWh)(1000 kWh/mwh)(1mBTU/10 BTU)=$/mwh